Exhibit 99.1

News Release

From:	Exelon Corporation	FOR IMMEDIATE RELEASE
Corporate Communications
P.O. Box 805379
Chicago, IL 60680-5379

Contact:	Jennifer Medley, Media Relations
312.394.7189
Michael Metzner, Investor Relations
312.394.7696

Exelon Raises 2004 Earnings Guidance, Provides Guidance for 2005

CHICAGO (Aug. 19, 2004) — Exelon today raised its guidance for 2004 adjusted (non-GAAP) operating earnings per share to a range of $2.75 to $2.90. The company also provided guidance of between $2.85 and $3.05 for 2005 adjusted (non-GAAP) operating earnings per share during a conference with analysts and investors today. The company’s earnings guidance is based on the assumption of normal weather in the second half of 2004 and the full year of 2005.

Drivers of earnings growth in 2005 and beyond include continued savings from The Exelon Way, higher wholesale prices, load growth and lower interest expense.

Chief Financial Officer Bob Shapard said Exelon is also on track to meet its free cash flow goal and its Exelon Way cost savings targets for the year. The Exelon Way is the company’s broad initiative to improve cash flow by $300 - $600 million annually by focusing on operational excellence, simplifying procedures and standardizing processes.

“Since its inception, Exelon has provided its shareholders with one of the best total returns in our industry. Moreover, we still have room to grow, both in share price and in dividend,” said John W. Rowe, Exelon’s chairman and chief executive officer.

Exelon expects to generate $3.7 billion of cash from 2004 through 2006 after funding capital expenditures and its current level of dividends. According to Shapard, roughly $2.7 billion of this cash will be used to retire debt, including $1.2 billion of ComEd debt retirements this year. More than $1 billion in cash will remain available for other uses such as increased dividends and stock buybacks. Exelon recently announced it will target a dividend payout of 50 to 60 percent of ongoing earnings beginning in 2005. The intended dividend payout rate depends on Exelon achieving its objectives, including planned cash flow and balance sheet strengthening, which Shapard said Exelon is well on its way to achieve. The Board of Directors must approve the dividends each quarter after review of Exelon’s circumstances at the time.

Exelon also provided an update on Illinois’ transition to a fully competitive electricity market at the end of 2006. Retail rates were cut by 20 percent in 1997 and have since been frozen. ComEd, along with other marketplace participants, is participating in a series of workshops hosted by the Illinois Commerce Commission (ICC) to resolve outstanding issues associated with the end of the transition period. Workshops will be completed in September, with an ICC report to the Illinois General Assembly planned for this fall.

A Web cast of the investor conference will be archived and available on the Investor Relations section of Exelon’s Web site (www.exeloncorp.com).

Adjusted (non-GAAP) operating earnings for 2004 and 2005 excludes income resulting from investments in synthetic fuel-producing facilities, the cumulative effect of adopting FIN 46-R, The Exelon Way severance, costs for accelerating the liability management program and any profit or loss related to Boston Generating. These estimates do not include any impact of future changes to GAAP.

Certain of the matters discussed in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks and uncertainties. The factors that could cause actual results to differ materially from the forward-looking statements made by a registrant include those discussed herein as well as those discussed in Exelon Corporation’s 2003 Annual Report on
Form 10-K in (a) ITEM 7. Management’s Discussion and Analysis of Financial Condition and
Results of Operations-Business Outlook and the Challenges in Managing Our Business for
Exelon, ComEd, PECO and Generation and (b) ITEM 8. Financial Statements and Supplementary
Data: Exelon-Note 19, ComEd-Note 15, PECO-Note 14 and Generation-Note 13, and (c) other factors discussed in filings with the Securities and Exchange Commission (SEC) by Exelon
Corporation, Commonwealth Edison Company, PECO Energy Company and Exelon Generation
Company, LLC (Registrants). Readers are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date of this press release. None of the Registrants undertakes any obligation to publicly release any revision to its forward-looking statements to reflect events or circumstances after the date of this press release.

Exelon Corporation is one of the nation’s largest electric utilities with approximately 5 million customers and $15 billion in annual revenues. The company has one of the industry’s largest portfolios of electricity generation capacity, with a nationwide reach and strong positions in the Midwest and Mid-Atlantic. Exelon distributes electricity to approximately 5 million customers in Illinois and Pennsylvania and gas to approximately 460,000 customers in the
Philadelphia area. Exelon is headquartered in Chicago and trades on the NYSE under the ticker EXC.

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